UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 23, 2017

WIZARD WORLD, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-33383	98-0357690
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

662 N. Sepulveda Blvd., Suite 300

Los Angeles, CA 90049

(Address of principal executive offices)

(310) 648-8410

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02 Departure of Directors or Certain Officers; Election of Directors, Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

Jordan Schur

On March 29, 2017, Jordan Schur was appointed to the Board of Directors (the “Board”) of Wizard World, Inc., a Delaware corporation (the “Company”). Below is a description of Mr. Schur’s professional work experience.

Mr. Schur is a veteran of the music and film industries. In 1994, Mr. Schur created Flip Records, a record label that sold over seventy million records. In 1999, Mr. Schur was appointed President of Geffen Records at Universal Music Group, where he merged the original Geffen Records with MCA Records and DreamWorks Records. The expanded company went on to become a market leader, generating over Two Billion Dollars in sales. In 2006, Mr. Schur left Geffen and founded Suretone Records which drove several artists to number one on itunes and soundscan in the U.S. and around the world. Mr. Schur entered the film industry in 2008, founding Mimran Schur Pictures and going on to become a successful film producer. In 2012, Mr. Schur founded Suretone Pictures, where he released several notable films. In 2014, Mr. Schur, in partnership with Cinsay, created and launched Suretone Live, the world’s first syndicatable e-commerce and social media driven film, television, and music content destination.

In evaluating Mr. Schur’s experience, qualifications, attributes and skills in connection with his appointment to the Board, the Company took into account his extensive experience in the music and film industry.

Family Relationships

Mr. Schur does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no applicable related party transactions.

Compensatory Arrangements

The Company does not have a formal agreement in place with Mr. Schur. In the near future, the Company plans to enter into a formal agreement with Mr. Schur setting forth his compensation.

Michael Breen

On March 29, 2017, Michael Breen was appointed to the Board. Below is a description of Mr. Breen’s professional work experience.

Mr. Breen is an English qualified solicitor and was the Managing Director of the Sports and Entertainment Division of Bank Insinger de Beaufort N.V., a wealth management organization and part of the BNP Paribas Group, one of the world's largest banks. Mr. Breen was an equity partner with the law firm Clyde & Co, where he specialized in all aspects of sports and entertainment law. Mr. Breen also has extensive experience in event based entertainment, having been responsible for the legal documentation relating to the world famous UK music awards known as the Brit Awards. Mr. Breen holds an Honours LLB degree in law from the University College of Wales, Aberystwyth.

In evaluating Mr. Breens’s experience, qualifications, attributes and skills in connection with his appointment to the Board, the Company took into account his extensive experience in the entertainment industry.

Family Relationships

Mr. Breen does not have a family relationship with any of the current officers or directors of the Company.

Related Party Transactions

There are no applicable related party transactions.

Compensatory Arrangements

The Company does not have a formal agreement in place with Mr. Breen. In the near future, the Company plans to enter into a formal agreement with Mr. Breen setting forth his compensation.

Departure of a Director

Vadim Mats

On March 23, 2017, Vadim Mats, member of the Board and member of the Audit Committee and Compensation Committee of the Board, resigned from his position on the Board and his positions on all committees of the Board, effective immediately. The resignation is not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

17.1*	Letter of resignation from Vadim Mats

*Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIZARD WORLD, INC.

Date: March 29, 2017	By:	/s/ John D. Maatta
	Name:	John D. Maatta
	Title:	President and Chief Executive Officer